Exhibit 99.1

GAP INC. REPORTS FOURTH QUARTER EARNINGS PER SHARE OF $0.27

AND FULL YEAR EARNINGS PER SHARE OF $0.93

SAN FRANCISCO – March 1, 2007 – Gap Inc. (NYSE:GPS) today announced net earnings for the fourth quarter and fiscal year 2006, both of which ended February 3, 2007. Net earnings for the 14 weeks ended February 3, 2007 were $219 million, or $0.27 per share on a diluted basis, compared with $337 million, or $0.39 per share for the 13 weeks ended January 28, 2006. Earnings per share on a diluted basis for the 53 weeks ended February 3, 2007 were $0.93, compared with $1.24 for the 52 weeks ended January 28, 2006.

The company noted that fiscal 2006 had 53 weeks versus 52 weeks in fiscal 2005. Net sales numbers for the quarter and year include this additional week; however, comparable stores sales calculations exclude the 53rd week.

“We were not satisfied with our 2006 results and are taking action,” said Bob Fisher, interim president and chief executive officer of Gap Inc. “In 2007, we are focusing on three priorities: fixing our core business by creating the right product and outstanding store experiences; retaining and developing the best talent in the industry; and examining our organizational structure to ensure that we enable our brands to make decisions and effect change more efficiently. I am confident that we are taking the necessary actions to revitalize our brands.”

Since January 2007, the company has taken the following actions:

•

Leadership changes. The company’s board of directors announced a change in the chief executive officer position. Mr. Fisher, the company’s current non-employee chairman of the board of directors, stepped in to serve as interim president and chief executive officer. The company is in the final stages of selecting a search firm for a permanent chief executive officer. In addition, the company announced Marka Hansen, former president of Banana Republic, as the new president of Gap Brand and Michael Cape as the new executive vice president of marketing for Old Navy.

•

Conversion of Old Navy’s Outlet stores into Old Navy stores. In order to drive improved returns and leverage its existing retail channel, the company made the decision in February to convert its 45 Old Navy Outlet stores into stand-alone Old Navy stores. The company expects the conversion to be completed by October 2007.

•	Closure of distribution facility. As part of the company’s on-going assessment of its network capacity, it made the decision in February to close a distribution facility in Hebron, Kentucky.

•

Closure of Forth & Towne. After thorough analysis revealed that the concept was not demonstrating enough potential to deliver acceptable long-term return on investment, the company announced on February 26, 2007 that it would close Forth & Towne. The company plans to close all 19 stores by the end of June 2007.

Fourth Quarter Results

Net sales for the 14 weeks ended February 3, 2007 rose 2 percent to $4.9 billion, compared with $4.8 billion for the 13 weeks ended January 28, 2006. Comparable store sales for the 13 weeks ended January 27, 2007 decreased 7 percent, compared with a decrease of 6 percent for the fourth quarter of the prior year.

Fiscal Year 2006 Results

Net sales for the 53 weeks ended February 3, 2007 were $15.9 billion. Net sales were $16.0 billion for the 52 weeks ended January 28, 2006. Comparable store sales for the 52 weeks ended January 27, 2007 decreased 7 percent, compared with a decrease of 5 percent in the prior year. The company’s online sales for the 53 weeks ended February 3, 2007 increased 23 percent compared with the 52 weeks ended January 28, 2006.

The following table contains divisional comparable store sales and net sales for the fourth quarter and fiscal year 2006 over the prior year.

	Fourth Quarter Comparable Store Sales		Fourth Quarter Net Sales		Fiscal Year Comparable Store Sales		Fiscal Year Net Sales
	2006	2005	2006	2005	2006	2005	2006	2005
Gap North America	- 8%	- 7%	$1.6 billion	$1.7 billion	- 7%	- 5%	$5.1 billion	$5.4 billion
Banana Republic North America	3%	- 5%	$808 million	$707 million	0%	- 5%	$2.5 billion	$2.3 billion
Old Navy North America	- 9%	- 6%	$2.0 billion	$2.0 billion	- 8%	- 6%	$6.8 billion	$6.8 billion
International	- 6%	0%	$496 million	$439 million	- 8%	- 3%	$1.5 billion	$1.5 billion

Additional Results and 2007 Outlook

Earnings and Effective Tax Rate

The company expects diluted earnings per share excluding Forth & Towne’s net loss to be $0.80 to $0.90 in 2007. The company expects diluted earnings per share on a GAAP basis for 2007 to be $0.76 to $0.86, reflecting Forth & Towne’s expected net loss of $0.04 per diluted share through closure. Please see the reconciliation of expected diluted earnings per share excluding Forth & Towne’s net loss, a non-GAAP financial measure, to a GAAP financial measure in the table at the end of this release.

The effective tax rate for fiscal year 2006 was 38.4 percent. The company expects the effective tax rate to be about 39 percent for 2007.

Cash

The company ended the fourth quarter with $2.6 billion in cash and short-term investments. Fiscal year 2006 free cash flow, defined as net cash provided by operating activities less purchase of property and equipment, was an inflow of $678 million. The company expects free cash flow to be about $500 million in fiscal year 2007. Please see the reconciliation of free cash flow, a non-GAAP financial measure, to a GAAP financial measure in the table at the end of this release.

Share Repurchases

After repurchasing about 14 million shares for $279 million during the fourth quarter, the company had utilized about $550 million of its $750 million share repurchase authorization. At the end of the fourth quarter, the company’s outstanding shares were 814 million.

Dividends

The company paid a dividend of $0.08 per share in the fourth quarter, compared with a dividend of $0.045 in the same period last year. For fiscal year 2006, the company increased its annual dividend to $0.32 per share from $0.18 per share from the prior year. The company intends to maintain its annual dividend of $0.32 for fiscal year 2007.

Margins

Gross margin for fiscal year 2006 was 35.4 percent and declined 120 basis points compared with fiscal year 2005. This decline was driven primarily by markdown and promotional activity at Gap and Old Navy. Operating margin for fiscal year 2006 was 7.4 percent. Operating margin for fiscal year 2007 is expected to be in the high single-digits. Please see the financials section on www.gapinc.com for the company’s explanation of numerical range guidance.

Inventory

The company reported that year over year inventory per square foot increased 2 percent at the end of the fourth quarter. The company expects the change in inventory per square foot to be flat at the end of both the first quarter and second quarter of 2007, versus a 5 percent decrease in the first quarter of fiscal year 2006 and a 6 percent decrease in the second quarter of fiscal year 2006.

Interest Expense

Fiscal year 2006 interest expense was $41 million. The company expects fiscal year 2007 interest expense to be about $35 million.

Depreciation and Amortization

Fiscal year 2006 depreciation and amortization expense was $530 million. The company expects depreciation and amortization expense for fiscal year 2007 to be about $550 million.

Capital Expenditures

Fiscal year 2006 capital spending was $572 million. The company expects capital spending to be about $700 million in 2007.

Real Estate

During fiscal year 2006, the company opened 194 store locations and closed 116 store locations, 79 of which were Gap brand stores. Net square footage at the end of the fourth quarter 2006 and the full fiscal year was up 3 percent compared with last year. For fiscal year 2007, the company expects to open about 230 store locations, weighted toward Old Navy. The company expects to close about 200 store locations, weighted toward Gap brand, which includes 19 Forth & Towne store locations. Included in both the expected store openings and closings for 2007 are the 45 Old Navy Outlet stores that will be converted to Old Navy stores. Square footage is expected to increase about 1 percent for fiscal year 2007.

The following tables contain divisional fourth quarter store openings and closings, and square footage.

	February 3, 2007
	Beginning Q4 Store Locations	Store Locations Opened	Store Locations Closed	Net Store Locations End of Q4	Sq. Ft. (millions)
Gap North America	1,338	5	50	1,293	12.3
Gap Europe	167	2	1	168	1.5
Gap Asia	102	4	1	105	1.0
Old Navy North America	1,008	8	4	1,012	19.3
Banana Republic North America	514	11	4	521	4.5
Banana Republic Japan	13	—	—	13	0.1
Forth & Towne	15	4	—	19	0.2

Total	3,157	34	60	3,131	38.9

	January 28, 2006
	Beginning Q4 Store Locations	Store Locations Opened	Store Locations Closed	Net Store Locations End of Q4	Sq. Ft. (millions)
Gap North America	1,402	4	71	1,335	12.6
Gap Europe	165	—	—	165	1.5
Gap Asia	88	3	—	91	0.9
Old Navy North America	958	8	7	959	18.4
Banana Republic North America	495	3	4	494	4.2
Banana Republic Japan	4	—	—	4	0.1
Forth & Towne	5	—	—	5	0.1

Total	3,117	18	82	3,053	37.8

Webcast and Conference Call Information

Evan Price, vice president, Investor Relations, will host a summary of Gap Inc.’s fourth quarter and fiscal year 2006 results in a live conference call and real-time webcast at approximately 5 p.m. Eastern time today. Mr. Price will be joined by Bob Fisher, Gap Inc. interim president and chief executive officer, Byron Pollitt, Gap Inc. executive vice president and chief financial officer, Marka Hansen, president of Gap brand, and Sabrina Simmons, senior vice president, Corporate Finance, to discuss details on the business.

To access the conference call, please dial (800) 374-0168, or (706) 634-0994 for international callers. The webcast is located on the Conference Calls & Webcasts page in the Financials section of www.gapinc.com. Replay of this event will be made available on (800) GAP-NEWS for four weeks after this announcement and archived on www.gapinc.com.

February Sales

The company will report February sales on March 8, 2007.

Forward-Looking Statements

This press release and related conference call and webcast contain unaudited financial information for the fiscal year and fourth quarter of 2006 and forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding: (i) timing of conversion of Old Navy Outlet stores into Old Navy stores; (ii) timing of the Forth & Towne closure; (iii) diluted earnings per share excluding Forth & Town’s net loss for fiscal year 2007; (iv) diluted earnings per share on a GAAP basis for fiscal year 2007; (v) Forth & Towne’s expected net loss per share for fiscal year 2007; (vi) effective tax rate for fiscal year 2007; (vii) free cash flow in fiscal year 2007; (viii) anticipated annual dividend per share for fiscal year 2007; (ix) operating margin for fiscal year 2007; (x) year-over-year change in inventory per square foot at the end of the first and second quarters of fiscal year 2007; (xi) interest expense for fiscal year 2007; (xii) depreciation and amortization for fiscal year 2007; (xiii) capital expenditures for fiscal year 2007; (xiv) store openings and closings, and weightings by brand, for fiscal year 2007; (xv) real estate square footage for fiscal year 2007; (xvi) expenses and annual savings associated with the conversion of Old Navy stores and closing of the Northern Kentucky distribution center; (xvii) plans to repay debt; and (xviii) use of cash to opportunistically repurchase shares.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the company’s actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following: the risk that adjustments to the company’s unaudited financial statements may be identified through the course of the company’s independent registered public accounting firm completing its integrated audit of the company’s financial statements and financial controls; the risk that subsequent events may occur that require adjustments to the company’s unaudited financial statements; the risk that the adoption of new accounting pronouncements will impact future results; the risk that the company will be unsuccessful in gauging fashion trends and changing consumer preferences; the highly competitive nature of the company’s business in the U.S. and internationally and its dependence on consumer spending patterns, which are influenced by numerous other factors; the risk that comparable store sales and margins will experience fluctuations; the risk that the company will be unsuccessful in implementing its strategic and operating initiatives; the risk that adverse changes in the company’s credit ratings may have a negative impact on its financing costs and structure in future periods; the risk that trade matters, events causing disruptions in product shipments from China and other foreign countries, or IT systems changes may disrupt the company’s supply chain or operations; and the risk that the company will not be successful in defending various proceedings, lawsuits, disputes, claims, and audits; any of which could impact net sales, costs and expenses, and/or planned strategies. Additional information regarding factors that could cause results to differ can be found in the company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2006. Readers should also consult the company’s Quarterly Report on Form 10-Q for the quarter ended October 28, 2006.

Future economic and industry trends that could potentially impact net sales and profitability are difficult to predict. These forward-looking statements are based on information as of March 1, 2007 and the company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Gap Inc. Copyright Information

All recordings made on 800-GAP-NEWS have been recorded on behalf of Gap Inc. and consist of copyrighted material. They may not be re-recorded, reproduced, retransmitted or rebroadcast without Gap Inc.’s express written permission. Your participation represents your consent to these terms and conditions, which are governed under California law.

Investor Relations:	Media Relations:
Evan Price	Kris Marubio
415-427-2161	415-427-1798

Greg Rossiter
415-427-2360

The Gap, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

UNAUDITED

($ in millons)	February 3, 2007	January 28, 2006
ASSETS

Current Assets:
Cash and equivalents	$2,030	$2,035
Short-term investments and restricted cash	614	1,007
Merchandise inventory	1,796	1,696
Other current assets	589	501

Total current assets	5,029	5,239
Property and equipment, net	3,197	3,246
Other assets	318	336

Total assets	$8,544	$8,821

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Current maturities of long-term debt	$325	$—
Accounts payable	1,109	1,132
Accrued expenses and other current liabilities	822	725
Income taxes payable	16	85

Total current liabilities	2,272	1,942

Long-Term Liabilities:
Long-term debt	188	513
Lease incentives and other liabilities	910	941

Total long-term liabilities	1,098	1,454

Total shareholders’ equity	5,174	5,425

Total liabilities and shareholders’ equity	$8,544	$8,821

The Gap, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

UNAUDITED

($ in millions except per share amounts, shares in thousands)	14 Weeks Ended February 3, 2007	13 Weeks Ended January 28, 2006	53 Weeks Ended February 3, 2007	52 Weeks Ended January 28, 2006

Net sales	$4,930	$4,821	$15,943	$16,023

Cost of goods sold and occupancy expenses	3,327	3,180	10,294	10,154

Gross profit	1,603	1,641	5,649	5,869

Operating expenses	1,254	1,131	4,475	4,124
Interest expense	12	6	41	45
Interest income	(35)	(26)	(131)	(93)

Earnings before income taxes	372	530	1,264	1,793
Income taxes	153	193	486	680

Net earnings	$219	$337	$778	$1,113

Weighted average number of shares—basic	812,611	864,407	831,087	881,058
Weighted average number of shares—diluted	817,560	870,470	835,973	902,306

Earnings per share—basic	$0.27	$0.39	$0.94	$1.26
Earnings per share—diluted	0.27	0.39	0.93	1.24

The Gap, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

UNAUDITED

($ in millions)	53 Weeks Ended February 3, 2007	52 Weeks Ended January 28, 2006

Cash Flows from Operating Activities:
Net earnings	$778	$1,113
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization (a)	530	625
Share-based compensation	54	22
Other non-cash items	8	(50)
Deferred income taxes	(41)	(46)
Changes in operating assets and liabilities:
Merchandise inventory	(97)	114
Other assets	12	(104)
Accounts payable	(25)	(102)
Accrued expenses and other liabilities	80	(121)
Income taxes payable, net	(102)	(19)
Lease incentives and other liabilities	53	119

Net cash provided by operating activities	1,250	1,551

Cash Flows from Investing Activities:
Purchase of property and equipment	(572)	(600)
Proceeds from sale of property and equipment	22	27
Purchase of short-term investments	(1,460)	(1,768)
Maturities of short-term investments	1,841	1,645
Purchase of long-term investments	—	(100)
Maturities of long-term investments	—	100
Change in restricted cash	11	959
Changes in lease rights and other assets	8	23

Net cash provided by (used for) investing activities	(150)	286

Cash Flows from Financing Activities:
Proceeds from exercise of stock options and other	190	139
Purchase of treasury stock	(1,050)	(2,000)
Excess tax benefit from exercise of stock options	23	—
Cash dividends paid	(265)	(179)

Net cash used for financing activities	(1,102)	(2,040)

Effect of exchange rate fluctuations on cash	(3)	(7)

Net decrease in cash and equivalents	(5)	(210)

Cash and equivalents at beginning of year	2,035	2,245

Cash and equivalents at end of year	$2,030	$2,035

(a)	Depreciation and amortization includes the amortization of lease incentives.

The Gap, Inc.

SEC REGULATION G

RECONCILIATION OF FISCAL YEAR 2007 PROJECTED DILUTED EARNINGS PER SHARE ON A GAAP BASIS TO PROJECTED DILUTED EARNINGS PER SHARE EXCLUDING FORTH & TOWNE’S NET LOSS

Projected 52 Weeks Ending February 2, 2008
Projected diluted earnings per share on a GAAP basis	$0.76 to 0.86
Add: Projected net loss per share of Forth & Towne through closure	0.04

Projected diluted earnings per share excluding Forth & Towne’s net loss (a)	$0.80 to 0.90

(a)	Projected diluted earnings per share excluding Forth & Towne’s net loss is a non-GAAP financial measure. We believe this is an important metric as it represents our future estimated diluted earnings per share from continuing operations.

RECONCILIATION OF FISCAL YEARS 2006 AND 2005 NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

($ in millions)	53 Weeks Ended February 3, 2007
Net cash provided by operating activities	$1,250
Less: Purchase of property and equipment	(572)

Free cash flow (b)	$678

($ in millions)	52 Weeks Ended January 28, 2006
Net cash provided by operating activities	$1,551
Less: Purchase of property and equipment	(600)

Free cash flow (b)	$951

RECONCILIATION OF FISCAL YEAR 2007 PROJECTED NET CASH PROVIDED BY OPERATING ACTIVITIES TO PROJECTED FREE CASH FLOW

($ in millions)	Projected 52 Weeks Ending February 2, 2008

Projected net cash provided by operating activities	$1,200
Less: Projected purchase of property and equipment	(700)

Projected free cash flow (b)	$500

(b)	Free cash flow is a non-GAAP financial measure. We believe free cash flow is an important metric as it represents a measure of how much cash a company has available after the deduction of capital expenditures and we require regular capital expenditures to build and maintain stores and purchase new equipment to keep the business growing. We use this metric internally, as we believe our sustained ability to increase free cash flow is an important driver of value creation.